EXHIBIT 21
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(21)	   SUBSIDIARIES OF THE REGISTRANT

       	HDX 9000, Inc.
       	1750 Osceola Dr.
       	West Palm Beach, Florida 33409

       	Telephone Company of Central Florida, Inc.
        3599 West Lake Mary Blvd. Suite E
       	Lake Mary, Florida 32746